Exhibit 99.1
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FOR IMMEDIATE RELEASE                                        APRIL 2, 2001
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Patti Kelly
Media Relations
(703) 390-2868
pkelly@pathnet.net

                           PATHNET FILES PETITION FOR
                        CHAPTER 11 BANKRUPTCY PROTECTION

RESTON, VA (APRIL 2, 2001) -- Pathnet Telecommunications, Inc. and its subsidiaries today filed voluntary petitions pursuant to Chapter 11 of the federal bankruptcy law. The filings were made with the U.S. Bankruptcy Court for the District of Delaware. Pathnet is a wholesale, convergent telecommunications provider, combining competitive local access service and long haul transport in second and third tier markets.

Pathnet will continue to provide service to its customers while it evaluates its strategic options and pursues discussions with potential purchasers of all or part of its ongoing business. Pathnet is actively engaged in such discussions with a national telecommunications company.

"The protection provided by Chapter 11 will conserve our cash and ensure that all creditors are treated fairly and equally. Our ability to meet our obligations to customers and vendors is thereby enhanced," said Richard Jalkut, Pathnet's president and chief executive officer.

"Our management team will continue to lead the business and we will serve all of our customers without interruption," Jalkut added. "Our immediate goal is to continue providing outstanding service to our customers while we further develop a current strategic opportunity."

Pathnet Telecommunications, Inc.'s wholly owned subsidiary, Pathnet, Inc., anticipates that it will be unable to make the April 16, 2001, semi-annual interest payment on its 12 1/4 percent Senior Notes. It is entering into discussions with the holders of the notes.

"Filing for Chapter 11 will also provide us with the `breathing room' to discuss our situation with the holders of our Senior Notes," said Jim Craig, Pathnet's chief financial officer.

                                   -- more --

CHAPTER 11 ANNOUNCEMENT - 2

Pathnet also announced that it has retained the financial restructuring firm of Policano & Manzo as its financial advisers and the firm of Houlihan, Lokey, Howard and Zukin as its investment bankers.

Pathnet is a wholesale telecommunications service provider that delivers broadband access and transport solutions to underserved markets nationwide over a wholly convergent network. Pathnet provides service to classic telecommunications carriers, as well as to emerging carriers such as Internet service providers and competitive local exchange carriers, giving them the ability to improve their profitability in today's environment via capital-free, low-risk market expansion. Pathnet currently has 7,700 route miles of completed network and 3,400 additional route miles of network under construction or swap commitment. Additional information about Pathnet can be found on the company's web site at: WWW.PATHNET.NET.

THE STATEMENTS MADE BY PATHNET IN THIS PRESS RELEASE MAY BE FORWARD-LOOKING IN NATURE. NO ASSURANCE CAN BE GIVEN THAT FUTURE RESULTS WILL BE ACHIEVED; ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN FORWARD-LOOKING STATEMENTS. PATHNET BELIEVES THAT ITS PRIMARY RISK FACTORS INCLUDE, BUT ARE NOT LIMITED TO: SIGNING ADDITIONAL AGREEMENTS WITH PRIVATE NETWORK OPERATORS AND OTHERS; OFFERING SERVICES TO TELECOMMUNICATION SERVICE PROVIDERS; ENTERING INTO PARTNERING ARRANGEMENTS; BUILDING A DIGITAL NETWORK; MEETING MARKET DEMAND AND CUSTOMER SERVICE EXPECTATIONS; AND OBTAINING ADDITIONAL FINANCING. ADDITIONAL INFORMATION CONCERNING THESE AND OTHER POTENTIALLY IMPORTANT FACTORS CAN BE FOUND WITHIN PATHNET'S REGISTRATION STATEMENT AND PERIODIC REPORTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION UNDER THE FEDERAL SECURITIES LAWS. STATEMENTS IN THIS RELEASE SHOULD BE EVALUATED IN LIGHT OF THESE IMPORTANT FACTORS.